Exhibit 99.1

Since 1857

Contact:	Investor Relations: Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY COMPLETES ISSUANCE OF $875 MILLION

OF 11.50% SENIOR SECURED NOTES DUE 2017

SACRAMENTO, Calif., Feb. 11, 2010 – The McClatchy Company (NYSE: MNI) today announced that it has closed its offering of $875 million aggregate principal amount of its 11.50% Senior Secured Notes due 2017 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

Pat Talamantes, McClatchy’s CFO said, “We are pleased to have completed this offering and appreciate the confidence that investors have demonstrated in our company. With this new capital we were able to pay down $567.3 million of our bank debt and retire $147.2 million of our 7.125% Senior Notes due June 1, 2011 and $23.9 million of our 15.75% Senior Notes due 2014 as a part of the previously announced preliminary results of our cash tender offer, which has resulted in our having $19.0 million of our 7.125% Senior Notes due June 1, 2011 and $375,000 of our 15.75% Senior Notes due 2014 still outstanding. As of the close of the refinancing transaction, we have debt outstanding, net of cash on hand of $1.96 billion and we have $196.3 million available under our credit facilities to fund our short-term liquidity needs. In addition, with the recent amendment to our credit agreement, $72.3 million of our outstanding bank debt will come due in June 2011 and $189.6 million of our outstanding bank debt will not come due until July 2013.

“While these new notes bear a higher interest rate than our bank debt, it is a fixed rate that we believe will reduce interest rate risk for McClatchy. Today, approximately 87% of our outstanding debt is at a fixed rate and 13% is at variable or floating rates.”

The notes are senior obligations of McClatchy that are guaranteed by each of McClatchy’s subsidiaries that guarantee indebtedness under McClatchy’s credit agreement. The notes and guarantees are secured by a first-priority lien on certain of McClatchy’s and the subsidiary guarantors’ assets, and will rank pari passu with liens granted under McClatchy’s credit agreement. Interest will be payable semi-annually at a rate of 11.50% per annum on February 15 and August 15 of each year, beginning on Aug. 15, 2010.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation’s largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation’s premier classified websites: the auto website, cars.com, and the rental site, Apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; the Company’s inability to continue to satisfy the New York Stock Exchange’s qualitative and quantitative listing standards for continued listing; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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